================================================================================

      As filed with the Securities and Exchange Commission on April  , 1999

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   CATERPILLAR FINANCIAL SERVICES CORPORATION
             (Exact name of Registrant as specified in its charter)

               Delaware                                     37-1105865
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                    Identification Number)

                              3322 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 386-5800
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           ---------------------------
                               Paul J. Gaeto, Esq.
                   CATERPILLAR FINANCIAL SERVICES CORPORATION
                              3322 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 386-5800
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                               David S. Katz, Esq.
                              ORRICK, HERRINGTON &
                                  SUTCLIFFE LLP
                               Washington Harbour
                               3050 K Street, N.W.
                             Washington, D.C. 20007
                                 (202) 339-8400
        Approximate date of commencement of proposed sale to the public:
      From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

If delivery of the prospectus is expected to be made C to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                                           Proposed
                                                                            Proposed        maximum
                                                            Amount          maximum        aggregate       Amount of
                Title of each class of                       to be       offering price     offering      registration
             securities to be registered                  registered       per unit*         price*           fee
------------------------------------------------------------------------------------------------------------------------
Debt Securities.....................................    $100,000,000          100%       $100,000,000       $27,800
========================================================================================================================

*  Estimated solely for the purpose of calculating the registration fee.
                                ----------------
         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION DATED APRIL   , 1999

                                   Prospectus

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                  $100,000,000

                VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

--------------------------------------------------------------------------------

A Money Market Program account is not equivalent to a deposit or other bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. All investments in the Notes are investments in the securities of Caterpillar Financial Services Corporation and are not obligations of or guaranteed by any other company.

The Money Market Program is not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974.

The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time.

--------------------------------------------------------------------------------

The Caterpillar Money Market Account Program provides you with a convenient means of investing your money, provides liquidity and pays money market rates.

                                   The Notes-

|_|  are represented by a nontransferable account established for you

|_|  are issuable in any amount

|_|  have no stated maturity and mature on your demand

|_| have a principal amount equal to the total amount of your investments, plus reinvested interested, after deducting redemptions and fees

|_| earn a floating rate of interest to be determined by Caterpillar Financial Services' Money Market Account Committee--the rate will always be greater than the most recent seven-day average yield (non-compounded) of taxable money market yields

|_| earn interest which will accrue and be compounded daily and be automatically reinvested on the fifteenth day of each month

|_| are subject to redemption and repurchase by Caterpillar Financial Services at any time

|_|  are not obligations of or guaranteed by Caterpillar Inc.


 We urge you to carefully read this prospectus before you make your investment decision and retain it for your reference. Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is April __, 1999

The information in this prospectus is not complete and may be amended. A registration statement relating to these securities has been filed with the SEC. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

The Company.................................................................   3
Caterpillar.................................................................   3
Use of Proceeds.............................................................   3
Ratios of Profit to Fixed Charges...........................................   3
Caterpillar Money Market Account Program....................................   3
General.....................................................................   3
Eligible Investors and Types of Accounts....................................   4
Interest Rate...............................................................   4
How to Invest...............................................................   4
How to Redeem...............................................................   8
Fees........................................................................  10
Account Statements..........................................................  10
Taxes.......................................................................  10
Money Market Account Committee..............................................  10
Agent Bank..................................................................  11
Description of the Notes....................................................  11
Rights May Not be Assigned, Transferred or Pledged..........................  15
Plan of Distribution........................................................  15
Validity of Notes...........................................................  15
Experts.....................................................................  15
Where You Can Find More Information.........................................  15




    You should rely only on the information in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover, regardless of the time of delivery of this prospectus.

                                   THE COMPANY

         Caterpillar Financial Services Corporation is a wholly owned finance subsidiary of Caterpillar Inc. We provide retail financing alternatives to customers and dealers around the world for Caterpillar Inc. products and non-competitive related equipment, provide wholesale financing to Caterpillar Inc. dealers and purchase short-term dealer receivables from Caterpillar Inc. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar Inc. sales and generate financing income.

         We are a Delaware corporation that was incorporated in 1981. Our principal office is located at 3322 West End Avenue, Nashville, Tennessee, 37203 and our telephone number is (615) 386-5800. Unless the context otherwise indicates, the terms "Caterpillar Financial," "we," "us" or "our" mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiaries.

                                   CATERPILLAR

         Caterpillar and its subsidiaries operate in three principal business segments:

o Machinery -- design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery,
o    Engines -- design, manufacture, and marketing of engines and
o Financial Products -- providing through Caterpillar Financial Services Corporation financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers, suppliers and end-users.


                                 USE OF PROCEEDS

         We will use the net proceeds from the sale of the Notes to finance future sales and leasing transactions, for loans to customers and dealers and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

                        RATIOS OF PROFIT TO FIXED CHARGES

         Our ratios of profit to fixed charges for each of the years ended December 31, 1994 through 1998 are as follows:


                                                  Year Ended December 31
                                            -----------------------------------
                                            1998    1997   1996    1995    1994
                                            ----    ----   ----    ----    ----

Ratio of profit to fixed charges........    1.35x   1.39x   1.36x  1.34x   1.23x

         For purposes of calculating these ratios, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                    CATERPILLAR MONEY MARKET ACCOUNT PROGRAM


General

         The following statements about the Money Market Program are summaries of the Caterpillar Money Market Account Plan, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by writing or calling us at 3322 West End Avenue, Nashville, Tennessee 37203, Attention: Treasurer, (615) 386-5820.

         All of the money you invest in the Money Market Program will be used to purchase Notes for your account. When you establish your Money Market Program account, investments under the Money Market Program and interest thereon will be recorded on a register maintained by the Northern Trust Company, the agent bank for the Money Market Program. The principal amount of each Note will be equal to all investments made by you under the Money Market Program, and reinvested interest, less redemptions and fees, if any. Accrued interest is available to you when it is reinvested on the 15th day of each month.

         A Money Market Program account is not equivalent to a deposit or other bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. Since all funds under the Money Market Program will be invested in our securities, you will not have the advantage of diversification offered by money funds and will not have the protection provided by the Investment Company Act of 1940. The Money Market Program is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

Eligible Investors and Types of Accounts

o You must be a citizen of the United States, or, except as provided in applicable United States Treasury regulations, a partnership, a corporation incorporated or established in or under the laws of the United States or a Trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code.

o You must provide a valid social security number or U.S. federal tax identification number.

o Individuals, corporations, partnerships, firms or associations may open Money Market Program accounts.

o    You may open individual or joint accounts.

o    You may open custodial and trust accounts.

o You may establish custodial accounts naming yourself as custodian for your minor children under the Uniform Gifts to Minors Act of the state in which you reside.

o You may open an account in the name of a trust established for your benefit or for the benefit of an immediate family member if you are a joint owner of the account with the trust for an immediate family member or are the trustee or co-trustee for such trust. In the case of any trust account, the income of the trust must be subject to U.S. Federal income taxation regardless of its source.

Interest Rate

         The Notes will bear interest at a floating rate per annum to be determined by the Money Market Account Committee on Friday of each week (or, if Friday is not a business day, then the next preceding business day) to be effective on the following Monday. The interest rate will always be higher than the most recent seven-day average yield (non-compounded) for taxable money market funds in the United States as reported in IBC's Money Fund Report(R)* of Ashland, MA 01746. Rates may vary by account balance or other factors as determined by the Money Market Account Committee. If in any week the IBC's Money Fund Report(R) is not available or publication of the seven-day average yield is suspended, the minimum interest rate will be an approximately equivalent rate determined by the Money Market Account Committee.

         IBC's Money Fund Report(R) is published weekly and includes reported yields for nearly all taxable money market funds in operation in the United States. The reported yields are obtained from the money market funds themselves and are stated on a consistent simple interest basis (non-compounded) to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money market funds. Although IBC's Money Fund Report(R) states that the publisher screens the yield information obtained from money market funds, we cannot guarantee the accuracy of the information contained in IBC's Money Fund Report(R).

         The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. Interest on the Notes will accrue daily and will be compounded daily, based on a 365-day year. Accrued interest will be automatically reinvested in the Notes on the fifteenth day of each month and thereafter will begin to earn interest. For information on the current interest rate being paid on the Notes, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

How to Invest

You may open a Money Market Program account by:

o completing the application accompanying this prospectus and forwarding the application with the return envelope,

o by writing to Caterpillar Money Market Account, P.O. Box 75956, Chicago, Illinois 60675-5956,


--------
*    IBC's Money Fund Report is a registered trademark of IBC Financial Data,
     Inc.

o    by calling 1-800-504-1114 for an enrollment package, or

o by accessing our prospectus and application through the Internet at www.cat.com/moneymarket.

         To open an account, you must select at least one of the primary investment options and follow the procedures described below. You may make additional investments by any of the investment options described below. All investments must be made in U.S. dollars. The minimum initial investment is $250.00. However, if you first open an account with a Caterpillar-Peoria payroll or pension deduction, then the initial investment is $50.00 each month until the minimum required account balance of $250.00 is attained. Once you attain the required balance of $250.00, you must maintain at least $250.00 in the account at all times or we may close your account.


         Your funds will be available for redemption on the date we credit your investment to a Money Market Program account, except for investments by personal, cashier's, corporate or other checks, which will be available for redemption after 10 business days from the date the check is credited to a Money Market Program account, or such shorter time as shall be determined from time to time by the Money Market Account Committee. For further information on making investments, call 1-800-662-2465 from 9:00 a.m. to 5:30 p.m. Eastern time Monday through Friday. For other questions and account information, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

Primary Investment Options:

                                                                                   DATE INVESTMENT CREDITED
                                                                                        TO MONEY MARKET
        INVESTMENT OPTION                         PROCEDURES                           PROGRAM ACCOUNT
--------------------------------        ------------------------------       ------------------------------------

PERSONAL, CASHIER'S, CORPORATE
AND OTHER CHECKS
Anyone who opens a Money Market         Your completed application           Investments by check will be
Program account may use this            should be accompanied by a           credited and interest will begin to
investment option.                      check in an amount of $250 or        accrue on the first business day
                                        more.  Additional investments        after the agent bank receives a
Your initial investment may be in       in an amount of $50 or more          check in proper form if the check is
any amount of $250 or more.             must be accompanied by the           received prior to 9:00 a.m. Eastern
Additional investments may be in        deposit stub provided with the       time and on the second business day
any amount of $50 or more.              monthly account statement or         following receipt if the check is
                                        provided with investment             received after 9:00 a.m. Eastern
                                        confirmation notices.                time.  Checks are accepted subject
                                                                             to collection at full face value in
                                        ALL checks should be made            U.S. funds.
                                        payable to Caterpillar Money
                                        Market Account in U.S. dollars       Investments made by check may be
                                        and drawn on a U.S. bank.            redeemed after 10 business days or
                                                                             such shorter time as shall be
                                                                             determined from time to time by the
                                                                             Money Market Account Committee.

WIRE TRANSFER Anyone who opens a        Before we can open an account        Investments made by Federal Funds
Money Market Program account may        for you, you must obtain an          wired to the agent bank will be
use this investment option.             account number by calling the        credited as of, and interest will
                                        agent bank toll free at              begin to accrue, no later than the
Your initial investment may be in       1-800-233-2164 from 8:30 a.m.        next business day following receipt
any amount of $1,000 or more.           to 7:00 p.m. Eastern time            of funds by the agent bank, except
Additional investments may be in        Monday through Friday to             that if wired funds are received by
any amount of $1,000 or more.           advise them of the wire              2:00 p.m. Eastern time the funds
                                        investment, at which time the        will be credited to the account and
                                        agent bank will provide you          begin accruing interest the same
This investment option permits          wire transfer instructions.          day.  If you wire funds other than
you to make investments by wire         The agent bank will send you         Federal Funds to the agent bank,
transfer of Federal Funds to your       an application, on which you         there may be a delay in crediting
Money Market Program account.           should specify transfer by           the wire investment to your Money
                                        "Wire."                              Market Program account.  Neither the
                                                                             agent bank nor we will be
                                                                             responsible for delays in the funds
                                                                             wiring system.

                                                                                   DATE INVESTMENT CREDITED
                                                                                        TO MONEY MARKET
        INVESTMENT OPTION                         PROCEDURES                           PROGRAM ACCOUNT
--------------------------------        ------------------------------       ------------------------------------

PAYROLL OR PENSION DEDUCTION
Unless the Money Market Account         o    Your completed                  Investments by payroll or pension
Committee determines otherwise,              application should              deduction will be credited as of and
you may use this investment                  specify "Payroll                interest will begin to accrue on the
option if you belong to one of               Deduction" or "Pension          payday on which the payroll or
the following categories:                    Deduction."                     pension deductions begin.

o    employees of Caterpillar           o    You should complete
     and its U.S. subsidiaries,              the Caterpillar Money
     to the extent they are                  Market Automatic
     currently paid through a                Investment Authorization
     Caterpillar-Peoria payroll              form and submit it along
     system, (including full-time            with the application.
     and part-time employees,
     employees on leave of              o    You may change or
     absence and management                  terminate investments by
     payroll employees on medical            payroll or pension
     disability) and                         deduction by providing
                                             written instructions
o    retirees receiving                      (signed by  the payroll
     retirement benefits from                or pension recipient) to:
     Caterpillar or any of its
     U.S. subsidiaries, to the          Caterpillar Money Market
     extent they are currently          Account, P.O. Box 75956,
     paid through a Caterpillar-        Chicago, Ill. 60675-5956
     Peoria pension system.
                                        o    We will change or
                                             terminate your
Investments by payroll or pension            investments by payroll
deduction may be made only to one            or pension deduction and
Money Market Program account. In             the change or termination
addition, if you invest by                   will be effective as soon
payroll or pension deduction, you            as practicable after we
may have only one account in the             receive your instructions.
Money Market Program that is
identified by the same social
security number.

The minimum investment for
payroll or pension deduction is
$50 a month.

Investments by payroll or pension
deduction will begin as soon as
practicable after you submit your
completed application.

Other Investment Options:

         Anyone who opens a Money Market Program account may use the following investment options. These investment options may not be used to make the initial investment in opening a Money Market Program account.

                                                                                   DATE INVESTMENT CREDITED
                                                                                        TO MONEY MARKET
        INVESTMENT OPTION                         PROCEDURES                           PROGRAM ACCOUNT
--------------------------------        ------------------------------       ------------------------------------

AUTOMATIC CHECKING
ACCOUNT WITHDRAWAL
This investment option permits          Call the agent bank toll free        Checks for monthly investments will
you to make automatic monthly           at 1-800-233-2164 from 8:30 a.m.     be presented for payment on
investments in the Money Market         to 7:00 p.m. Eastern time            approximately the 18th day of each
Program account.                        Monday through Friday for an         month.  Investments will be credited
                                        automatic investment                 and interest will begin to accrue on
Investments may be made in any          authorization form.  Complete        the first business day following
amount of $50 or more.                  the form and return it to the        presentation of such draft by the
                                        agent bank together with a           agent bank.  All such investments
The agent bank will draw                voided check as described in         are accepted subject to collection
automatically against your              the application.  You may            at full face value in U.S. funds.
checking account at a specified         change or terminate                  You may redeem your investment after
U.S. bank.                              investments by automatic             five business days.
                                        charge at any time by
                                        providing notice in writing
                                        to the agent bank. Notices to
                                        change or terminate investments
                                        by automatic charge will be
                                        effective as soon as practicable
                                        after they are received by the
                                        agent bank.

AUTOMATIC SOCIAL
SECURITY DEPOSIT
This investment option is used to       Contact your local social            Automatic investments will be
deposit your entire social              security office or other payor       credited, and interest will begin to
security payment.                       organization for the required        accrue according to the provisions
                                        form.  Complete the form and         for checks or wire transfers above,
                                        return it to the agent bank.         as applicable.  You may redeem your
                                        You may terminate the agent          investment after five business days.
                                        bank's authority to receive
                                        your social security or other
                                        payments at any time by
                                        providing notice in writing to
                                        the issuer of your social
                                        security payments and to the
                                        agent bank.

How to Redeem

         You may redeem all or any part of your account at any time without charges or penalties as more fully described below. You may close your account and terminate participation in the Money Market Program only by use of the written redemption option. In such event, the principal amount of the Note with respect to each Money Market Program account, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written Redemption. Requests for redemption should not be made to us or Caterpillar or its subsidiaries. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored until after ten business days from the receipt of such investment check or such shorter time as shall be determined from time to time by the Money Market Account Committee or after five business days if investment was made by automatic withdrawal from an account or automatic social security deposit.

         If you need more immediate access to your funds you may avoid this delay by investing under the Money Market Program through one of the other available means of investment. If you are liquidating your holdings and closing your account you will receive all accrued and unpaid interest. Such redemption checks will only be sent to the account's registered owner at the address of record. For further information on redeeming investments or closing accounts call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or write to:

         Caterpillar Money Market Account at P.O. Box 75956, Chicago, Illinois 60675-5956.


                                                                                    DATE OF REDEMPTION/DATE
        REDEMPTION OPTION                         PROCEDURES                       INTEREST CEASES TO ACCRUE
--------------------------------        ------------------------------       ------------------------------------

CHECK WRITING
You will be provided with a             If your Money Market Program         Redemption will be made on the date
supply of redemption checks free        account is a joint account,          the redemption check is presented to
of charge.  For your protection,        you may choose to have one or        the agent bank for payment. The
we will accept for redemption           both signatures required on          amount of the Note to be redeemed
only checks provided by the             the redemption checks. You           will continue to accrue interest to,
Caterpillar Money Market                may order additional                 but not including, the day the
Account.  You may make redemption       redemption checks by using the       redemption check is presented for
checks payable to the order of          reorder form in your current         payment.
anyone in the amount of $250 or         checkbooks.  We will send
more.                                   redemption checks only to the
                                        registered owner(s) of the
A $10 service fee will be debited       Money Market Program account
directly from your account for          and only to the address of
any checks written for less than        record. Your election of the check
$250.                                   writing option does not
                                        create a checking or other
In addition, we will not honor          bank account or a depositor or
checks written for less than $250       banking relationship with the
and will return them to the             agent bank or us.
presenter.  The payee of a
redemption check may cash or
deposit the check like any
personal check drawn on a bank.
If the amount of a redemption
check is greater than the balance
in your Money Market Program
account, the check will not be
honored and will be returned to
the presenter by the agent bank.
See "Fees" for a discussion of
certain fees in connection with
the check redemption option.

                                                                                    DATE OF REDEMPTION/DATE
        REDEMPTION OPTION                         PROCEDURES                       INTEREST CEASES TO ACCRUE
--------------------------------        ------------------------------       ------------------------------------

WRITTEN REDEMPTION
You may redeem investments in           Written redemption is                The agent bank will mail you a check
your account at any time by             automatically available to you       representing the redemption proceeds
writing to the agent bank and           and does not require any             no later than the next business day
requesting redemption. If you           selection on the application.        following receipt of the request in
have a joint account, all account                                            proper form, and interest will
holders must sign the redemption        We will send a check only to         accrue to, but not including, such
request.  Redemptions will be by        the registered account address       next business day.
check, in the amount of $250 or         designated in the application.
more, or the balance of the
account, whichever is less.

TELEPHONE REDEMPTION
By use of the telephone                 You must select the telephone        Redemption proceeds will be wired to
redemption option, you authorize        redemption option on the             the predesignated bank account or a
the agent bank to act on                application.                         check representing the redemption
telephone instructions to have                                               proceeds will be mailed to the
redemption proceeds paid by check       Requests for redemption may be       registered account address, no later
or wire transfer.  The agent            made by calling                      than the next business day following
bank's records of the telephonic        1-800-233-2164 from 8:30 a.m.        receipt of the redemption request
instructions are binding.               to 7:00 p.m. Eastern time            and interest will accrue to, but not
Neither the agent bank nor we           Monday through Friday.  Check        including, the day of your request.
will be responsible for the             redemptions will be sent only
authenticity of telephone               to the registered account
redemption requests.                    address designated on the
                                        application.  Wire redemption
The minimum amount that may be          instructions must indicate
redeemed by telephone redemption        Caterpillar Money Market
is $250 for checks and $1,000 for       Account, the Money Market
wire transfers.                         Program account number, the
                                        social security number or
                                        taxpayer identification number and the
                                        name of the registered owner submitting
                                        the wire redemption request.

                                        The agent bank will wire
                                        redemption proceeds only to
                                        the U.S. bank account
                                        designated by you on the
                                        application.

                                        You may change the predesignated bank
                                        and account number only by making a
                                        written request to the agent bank with
                                        the signature of each registered owner
                                        (including joint owners) of the Money
                                        Market Program account. Neither the
                                        agent bank nor we will be responsible
                                        for delays in the fund wiring system. If the predesignated bank is not a member of the Federal Reserve System, there may be a delay in crediting your funds to the predesignated bank account.

                                                                                    DATE OF REDEMPTION/DATE
        REDEMPTION OPTION                         PROCEDURES                       INTEREST CEASES TO ACCRUE
--------------------------------        ------------------------------       ------------------------------------

AUTOMATIC REDEMPTION
By specifying automatic                 You must select the automatic        Redemption will be on the 16th
redemption on the application you       redemption feature on the            business day of each month or the
may elect to redeem a specified         application.                         first business day thereafter.  A
part of the Note on a monthly or                                             check payable in the amount
quarterly basis.                                                             specified in the application will be
                                                                             sent to the address specified on
You are eligible for this                                                    your application.  Interest will
redemption option only if your                                               accrue to, but not including, the
account has a balance in excess                                              day of redemption.
of $10,000 (and will remain so
after redemption).

Each redemption must be for a
minimum amount of $250.


Fees

         There are no account maintenance fees or charges for checks or check redemptions. Fees for checks returned due to insufficient funds, stop payment requests, wire redemption and other special services will be debited directly from your account. A $10 service fee will be debited directly from your account for any checks written for less than $250.

Account Statements

         The agent bank will send an account statement to you on approximately the 15th of every month showing a summary of all the transactions made to your account during the previous month, including the beginning balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. In addition, redemption checks on which payment has been made will be returned monthly to you; the check number and amount of each such check will be indicated on the monthly account statement. This procedure is subject to change at the discretion of the Money Market Account Committee.

         You can obtain current Money Market Program account information by calling us toll-free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by writing to us at:

                        Caterpillar Money Market Account
                  P.O. Box 75956, Chicago, Illinois 60675-5956.

We will only furnish account information to you if you have specified the name, address, Money Market Program account number, and social security or taxpayer identification number of the account's registered owner.

Taxes

         The following is a general summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States or a resident alien for Federal income tax purposes. You should consult your own tax advisors concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

         The Money Market Program is not qualified under Section 401(a) of the Internal Revenue Code. All interest credited to the Notes under the Money Market Program in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Interest credited to the Notes also may be subject to state and local income taxes.

Money Market Account Committee

         The Money Market Account Committee has the full power and authority to:

o amend the Money Market Program to the extent described below under "Termination, Suspension or Modification",

o    interpret its provisions,

o    adopt rules and regulations in connection therewith, and

o make certain determinations in accordance with the Money Market Program, including setting the rates of interest to be paid on the Notes in accordance with the Money Market Program.

         The Money Market Account Committee shall consist of at least three persons designated from time to time by our Board of Directors. Our President may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. The address of each member of the Money Market Account Committee is 3322 West End Avenue, Nashville, Tennessee 37203. The members of the Money Market Account Committee receive no additional compensation for their Committee services.

                                   AGENT BANK

         The Northern Trust Company is the agent bank for the Money Market Program. Northern Trust's services include:

o    maintenance of records of Money Market Program accounts;

o receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

o transaction processing and accounting; preparation of Money Market Program account statements and other correspondence;

o    investor servicing;

o maintenance of records of the principal balance of Notes outstanding under the Money Market Program;

o computation and maintenance of records of the accrual and reinvestment of interest; and

o    tax reporting and filing with proper authorities.

For these services, we will pay the agent bank an administrative fee.

                            DESCRIPTION OF THE NOTES

         As required by Federal law for all publicly-offered notes of companies, the Notes are governed by a document called the indenture. The indenture is a contract, dated as of July 15, 1991, between us and U.S. Bank Trust National Association (as successor to the former trustee), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "Events of Default and Notices." Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

         The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" for information on how to obtain a copy.

         This section summarizes all the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are incorporated by reference here.

General

         The Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our securities and are not obligations of or guaranteed by Caterpillar, the agent bank or any other company. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described in this prospectus.

         The Notes are unsecured and will rank equally and ratably with all of our other unsecured and non-subordinated debt, of which $9.6 billion was outstanding at December 31, 1998. The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

         The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. In accordance with the provisions of the Money Market Program, all funds you invest in Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

We May Redeem The Notes At Our Option

         We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the trustee. (section 301)

         Because of the relatively high cost of maintaining small accounts, we reserve the right to close your account if the balance is less than $250. We will close your account by redeeming the principal amount of your Note, together with accrued and unpaid interest, and mailing the proceeds to your registered address. You will be notified if your Money Market Program account will be closed and you will be permitted 30 days within which to make additional investments to increase your balance to at least $250 before the account is closed. (section 304)

         We also may redeem the principal amount of your Note, together with accrued and unpaid interest thereon, in any Money Market Program account if you are not eligible to participate in the Money Market Program. (section 305)

         We will give you at least 30 days prior written notice if your Note is to be redeemed in whole or in part. The full or partial Note being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid to you by check. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption. (sections 302 and 303)

Certain Restrictions

         Support Agreement. We have a support agreement with Caterpillar that provides, among other things, that Caterpillar will:

o    remain, directly or indirectly, our sole owner,

o    ensure that we will maintain a tangible net worth of at least $20 million,

o permit us to use (and we are required to use) the name "Caterpillar" in the conduct of our business, and

o ensure that we maintain a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1.

Caterpillar's obligations under the support agreement are to us only and are not directly enforceable by any of our creditors nor do they constitute a guarantee by Caterpillar of the payment of any of our debts or other obligations.

The indenture provides that we:

o will observe and perform in all material respects all of our covenants or agreements contained in the support agreement,

o to the extent possible, will cause Caterpillar to observe and perform in all material respects all of its covenants or agreements contained in the support agreement and

o will not waive compliance under, amend in any material respect, or terminate the support agreement; provided, however, that the support agreement may be amended if the amendment would not have a material adverse effect on the holders of any outstanding Notes or if the holders of at least 66 2/3% in principal amount of the outstanding Notes so affected (excluding from the amount so outstanding and from such holders, the holders of such Notes who are not so affected) shall waive compliance with these provisions insofar as they relate to such amendment. (section 1004)

Restrictions on Liens and Encumbrances. We will not create, assume or guarantee any secured debt unless we have made effective provisions to secure the Notes (and, if we determine, any other indebtedness of or guaranteed by us), equally and ratably with such secured debt. The term "secured debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

o certain mortgages, pledges, liens, security interest or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us,

o mortgages, pledges, liens, security interests or encumbrances on property existing at the time it is acquired, whether or not assumed by us,

o mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time the corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us,

o mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages,

o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items, or

o any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

         Notwithstanding the above, we may, without securing the Notes, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect to these restrictions, the aggregate amount of all outstanding secured debt (not including secured debt permitted under the foregoing exceptions) does not exceed 5% of consolidated net tangible assets. (sections 101 and 1005)

         The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property, substantially as an entirety, to another corporation if as a result any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless we have made effective provisions to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

         The term "consolidated net tangible assets" shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and
(b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries' most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term "subsidiary," as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (section 101)

The Trustee

         The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

         U.S. Bank Trust National Association (as successor to the former trustee), the trustee under the indenture, maintains a banking relationship with Caterpillar and us.

Events of Default and Notices

         The following events are defined in the indenture as "events of default" with respect to the Notes:

o failure to pay any or all the principal of or interest on any Note when due, provided that the trustee may determine that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of an administrative error;

o default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under "Certain Restrictions--Support Agreement";

o failure to perform any of our other covenants in the indenture, which continues for 60 days after we are given written notice by either the trustee or the holders of at least 25% in principal amount of the Notes outstanding and affected thereby;

o Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

o our default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 (including a default with respect to debt securities other than the Notes), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding Notes;

o    certain events in bankruptcy, insolvency or reorganization of us; and

o certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of our assets of or any of our subsidiaries. (section 501)

         If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences. (section 502)

         The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term "default" means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes. (section 602)

         We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default. (section 1006)

         The holders of a majority in principal amount of the outstanding Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults. (sections 512 and 513)

         The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request. (section 603)

Modification of the Indenture

         We and the trustee may modify or amend the indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

o change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

o impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

o reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture; or

o modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults. (section 902)

                     TERMINATION, SUSPENSION OR MODIFICATION

         We expect that the Money Market Program will continue in the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Money Market Program in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new enrollments in the Money Market Program. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under "How to Invest" and "How to Redeem." No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem amounts credited to your account together with accrued and unpaid interest in accordance with the terms of the Money Market Program in effect prior to the effective date of such termination, modification or suspension. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

               RIGHTS MAY NOT BE ASSIGNED, TRANSFERRED OR PLEDGED

         Except for redemptions, and except for the right to debit amounts credited in error to a Money Market Program account, there is no provision in the Money Market Program, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your Money Market Program account. You may not assign, transfer or pledge rights under the Money Market Program or amounts in your Money Market Program account, except upon redemption.

                              PLAN OF DISTRIBUTION

         We are offering the Notes on a continuing basis through Caterpillar Securities Inc. ("CSI"), a wholly owned subsidiary of Caterpillar Investment Management Ltd. No commissions will be paid to CSI for any sales resulting from its efforts although we will pay CSI an administrative fee for its services. We are offering the Notes pursuant to the provisions of the Bylaws of the National Association of Securities Dealers, Inc. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

                                VALIDITY OF NOTES

         The validity of the Notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California, 94111, our counsel.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We filed a registration statement related to the Notes with the Securities and Exchange Commission (the "SEC"). This prospectus is part of the registration statement, but the registration statement includes additional information. You may read and copy any reports, statements or other information we and Caterpillar, Inc. each file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings and Caterpillar's filings are also available to the public on the SEC Internet site (http://www.sec.gov). You may also read any copy of these documents concerning us at the offices of the New York Stock Exchange and these documents concerning Caterpillar at the offices of the New York, Chicago or Pacific Stock Exchanges.

         The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1998 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

         As a recipient of this prospectus, you may request a copy of any document we incorporate by reference (without exhibits), at no cost, by writing or calling us at: 3322 West End Avenue, Nashville, Tennessee 37203, Attention:
Treasurer, (615) 386-5820.

                        CATERPILLAR MONEY MARKET ACCOUNT
                                 P.O, Box 75956
                          Chicago, Illinois 60675-5956

     Sales Literature            1-800-662-2465

     Questions and Account
       Information               1-800-233-2164


                                  ------------


                             www.cat.com/moneymarket




                                                           (C)  1999 Caterpillar
DEDQ1200-01                                                Printed in the U.S.A.



Caterpillar(R)

MONEY MARKET ACCOUNT
A Caterpillar Financial Services Investment Distributed by Caterpillar Securities Inc.
a registered broker-dealer.

Prospectus

April ___, 1999






                  (company logo to come)

                  Caterpillar Financial
                  Services Corporation

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of expenses of Caterpillar Financial in connection with the issue of the Notes:

         Registration fee........................................................................$     27,800

         Fees and expenses of Agent..............................................................      _______ *

         Fees and expenses of Trustee............................................................      _______ *

         Printing expenses.......................................................................      _______ *

         Accountants' fees and expenses..........................................................      _______ *

         Counsel fees and expenses...............................................................      _______ *

         Blue Sky qualification..................................................................      _______ *

         Miscellaneous...........................................................................      _______ *


                           Total.................................................................$     _______ *

         All except the first of the foregoing amounts are estimates.

         * To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware Corporation law authorizes indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

         Insurance carried by Caterpillar Inc. provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar Inc. or Caterpillar Financial may be required or permitted to pay as indemnities to Caterpillar Financial's Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of Caterpillar Financial may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

         The Caterpillar Money Market Plan provides for the indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

Item 16. Exhibits.

    Exhibit         Exhibit
    Number

    1               Caterpillar Money Market Plan (incorporated by reference to Exhibit 1 to
                    Caterpillar Financial's Registration Statement on Form S-3, No. 33-39299)

    4.1             Form of Indenture (incorporated by reference to Exhibit 4.1 to Caterpillar
                    Financial's Registration Statement on Form S-3, No. 33-39299)

    4.2             Support Agreement, dated as of December 21, 1984, between Caterpillar
                    Financial and Caterpillar (incorporated by reference to Exhibit 4.2 to
                    Caterpillar Financial's Form 10, as amended, Commission File No.
                    0-13295).

    5               Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the
                    Notes.

   12               Computation of Ratios of Profit to Fixed Charges of Caterpillar Financial
                    (incorporated by reference to Caterpillar Financial's Form 10-K for the period ended December 31, 1998).

   23.1             Consent of PricewaterhouseCoopers LLP.

   23.2             The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.

   24               Powers of Attorney of Directors and Officers of Caterpillar Financial.

   25               Form T-1 Statement of Eligibility and Qualification of U.S. Bank Trust
                    National Association.


Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Caterpillar Financial certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 7th day of April, 1999.





                                     CATERPILLAR FINANCIAL SERVICES CORPORATION
                                                    (Registrant)





                                     By:  /S/ PAUL J. GAETO
                                          -------------------------------------
                                          Paul J. Gaeto, Secretary


         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been duly signed below by the following persons in the capacities indicated on the 7th day of April, 1999.

            Signature                                                             Title

      /s/:   JAMES S. BEARD                                          President, Director and
  ------------------------------                                     Principal Executive Officer
          James S. Beard


     /s/:  JAMES R. ENGLISH                                          Executive Vice President
  ------------------------------                                     and Director
           J.R. English


      /s/:  JAMES W. OWENS                                           Director
  ------------------------------
         James W. Owens


    /s/:  KENNETH C. SPRINGER                                        Controller
  ------------------------------                                     and Principal Accounting Officer
        Kenneth C. Springer


      /s/:  EDWARD J. SCOTT                                          Treasurer
  ------------------------------                                     and Principal Financial Officer
         Edward J. Scott


By        /s/: PAUL J. GAETO
    ---------------------------------
     Paul J. Gaeto, Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit Number         Exhibit
--------------         -------


      1                Caterpillar Money Market Plan (incorporated by reference to
                       Exhibit 1 to Caterpillar Financial's Registration Statement on
                       Form S-3, No. 33-39299).

      4.1              Form of Indenture, dated as of July 15, 1991, between Caterpillar
                       Financial and U.S. Bank Trust National Association (as successor to the former trustee), as Trustee (incorporated by reference to
                       Exhibit 4.1 to Caterpillar Financial's Registration Statement on
                       Form S-3, No. 33-39299)

      4.2              Support Agreement, dated as of December 21, 1984, between
                       Caterpillar Financial and Caterpillar (incorporated by reference from Exhibit 4.2 to Caterpillar Financial's Form 10, as amended.
                       Commission File No. 0-13295).

      5                Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes.

     12                Computation of Ratios of Profit to Fixed Charges of Caterpillar
                       Financial (incorporated by reference by reference to Caterpillar
                       Financial's Form 10-K for the period ended December 31, 1998).

     23.1              Consent of PricewaterhouseCoopers LLP.

     23.2              The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.

     24                Powers of Attorney of Directors and Officers of Caterpillar
                       Financial.

     25                Form T-1 Statement of Eligibility and Qualification of U.S. Bank
                       Trust National Association.